Exhibit 99.1

OMEGA FLEX, INC.
Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
October 20, 2010	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Third Quarter, 2010:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended September 30:	2010	2009

Revenues	$11,648,000	$11,328,000
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Net income	$843,000	$1,636,000
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Earnings per share - basic and diluted	$0.08	$0.16
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Weighted average shares - basic and diluted	10,091,822	10,091,822
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Nine Months Ended September 30:	2010	2009

Revenues	$34,054,000	$31,545,000
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Net income	$2,580,000	$2,669,000
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Earnings per share - basic and diluted	$0.26	$0.26
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Weighted average shares - basic and diluted	10,091,822	10,092,324
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Kevin R. Hoben, President and CEO, announced that the Company’s 3rd quarter 2010 Net Sales had increased modestly, from $11,328,000 in 2009, to $11,648,000 in 2010, a change of $320,000 or 2.8%.  Unit volume however increased approximately 8%, reduced primarily by aggressive marketing incentives.  The increase indicates an expansion into the market of the Company’s proprietary products, amidst a largely stalled construction cycle.

            The Company had Net income of $843,000 for the 3rd quarter of 2010.  Income has however decreased $793,000 (48.5%) compared to the same period in 2009, with the most significant contributor being an increase in the price of the Company’s core raw materials, such as stainless steel.

 Compared to the 2nd quarter of 2010, Net Sales and Net Income have grown 8.7% and 27.3%, respectively.

Regarding the nine-month results, Net Sales of $34,054,000 rose 8% above the previous year, while Net Income of $2,580,000 was down 3.3%.  Similar to the quarter, net income was negatively impacted by increases in material costs and marketing incentives.  In addition, there have been increases in operating expenses, such as staffing related compensation, including incentives, and to a lesser extent, legal.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.